Atlanta, Georgia

June 9, 2006

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. today reported financial results for the fiscal year ended April 1, 2006.

For the fiscal year ending 2006 the Company reported a loss of $0.5 million or $(0.12) per diluted share compared to a profit of $11.5 million or $2.43 per diluted share for fiscal 2005. Net sales for fiscal 2006 declined 3.7% despite an increase in pounds marketed of 12.9%. The average market price for our products in fiscal 2006 decreased 18.7% from fiscal 2005. As a result of the additional pounds marketed, cost of sales increased 4.6%. However, cost of sales on a per pound marketed basis decreased 7.3% influenced by lower feed cost of 9.89% and various company wide operational efficiencies. This decrease was especially notable given the higher cost of energy and transportation experienced in fiscal 2006.

The fear of Avian Influenza abroad continues to impact our industry and Company. Cagle’s participates in numerous preventive programs, both on the state and federal level and has taken comprehensive measures at our facilities including testing of all flocks prior to slaughter as well as increased biosecurity to ensure against this disease.

We continue to explore marketing opportunities available as a result of the Company’s focus on tender, smaller broilers.  We believe that being fully dedicated to this small broiler program will allow us to better serve our target market segment of delicatessens and fast food providers as well as position the Company for a quick return to profitability as protein prices recover.

Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle's Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors

Cagle's Inc.
Consolidated Statements of Income
(in thousands except per share amounts)

	Twelve Months Ended
	April 1, 2006	April 2, 2005
Net Sales	$ 237,266	$ 246,343
Cost and Expenses:
Cost of Sales	227,136	217,024
Selling & Delivery, General & Admin.	13,782	13,342
Total Cost and Expenses	240,918	230,366

Operating Profit (Loss)	(3,652)	15,977
Other Income (Expense):
Interest Expense	(2,407)	(2,649)
Other Income (Expense), net	1,238	549
Total Other Income(Expense),net	(1,169)	(2,100)

Equity in Earnings of Unconsolidated Affiliates	3,957	4,129
Profit (Loss) before Income Taxes	(864)	18,006
Income Tax Expense (Benefit)	(290)	6,467
Net Profit (Loss)	$ (574)	$ 11,539
Net Profit (Loss) per Share	$ (0.12)	$ 2.43

Cagle's Inc.
Condensed Consolidated Balance Sheet
(in thousands)

ASSETS	April 1, 2006	April 2, 2005

Current Assets	$ 33,519	$ 32,687

Investments in Affiliates	8,740	6,105

Other Assets	9,493	11,000

Property, Plant, and Equipment (net)	43,452	44,500

TOTAL ASSETS	$ 95,204	$ 94,292

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$ 3,645	$ 3,476
Trade Accounts Payable	14,516	11,563
Other Current Liabilities	5,942	6,438

Total Current Liabilities	24,103	21,477

Long-Term Debt	25,869	26,534

Other Non-current Liabilities	-	475

Total Stockholder's Equity	45,232	45,806

TOTAL LIABILITIES & STOCKHOLDER'S EQUITY	$ 95,204	$ 94,292